UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 31, 2023

Lucid Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39408	85-0891392
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7373 Gateway Boulevard Newark, CA		94560
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 648-3553

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	LCID	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Private Placement

On May 31, 2023, Lucid Group, Inc. (the “Company”) entered into a subscription agreement, dated May 31, 2023 (the “Subscription Agreement”), between the Company and Ayar Third Investment Company, a single shareholder limited liability company organized under the laws of the Kingdom of Saudi Arabia (“Ayar”), an affiliate of the Public Investment Fund and the Company’s majority shareholder. Pursuant to the Subscription Agreement, Ayar agreed to purchase from the Company 265,693,703 shares of the Company’s Class A common stock (the “common stock”) in a private placement (the “Private Placement”), for aggregate net proceeds of approximately $1.8 billion. The Private Placement is expected to close on June 26, 2023 and is subject to customary closing conditions. As a result of the offering described below under the caption “Underwriting Agreement” and the Private Placement, Ayar expects to continue to maintain its approximate 60.5% ownership of the Company’s outstanding common stock as of March 31, 2023.

The shares of common stock to be sold to Ayar pursuant to the Subscription Agreement will be sold in reliance on the exemption from registration provided in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

The Subscription Agreement contains customary representations, warranties and covenants. Common stock acquired by Ayar under the Subscription Agreement will be subject to the Investor Rights Agreement, dated as of February 22, 2021, by and among the Company, Ayar, and the other parties thereto, as amended from time to time (the “Investor Rights Agreement”), which governs the registration for resale of such common stock.

The description of the Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Subscription Agreement included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Amendment to Investor Rights Agreement

On May 31, 2023, concurrently with entering into the Subscription Agreement, the Company entered into an amendment to the Investor Rights Agreement (the “Second IRA Amendment”). Pursuant to the Second IRA Amendment, Ayar will be entitled to certain registration rights, including demand, piggy-back and shelf registration rights, with respect to the shares of common stock Ayar purchased in the Private Placement.

The description of the Second IRA Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Second IRA Amendment included as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure set forth in Item 1.01 under the caption “Private Placement” above is incorporated by reference into this Item 3.02.

Item 8.01	Other Events.

Underwriting Agreement

On May 31, 2023 the Company entered into an underwriting agreement, dated May 31, 2023 (the “Underwriting Agreement”), between the Company and BofA Securities, Inc., (the “Underwriter”) relating to the issuance and sale of 173,544,948 shares of common stock for aggregate net proceeds to the Company of approximately $1.2 billion. The Underwriter may offer the shares of common stock from time to time for sale in one or more transactions to purchasers directly, through agents or through brokers in brokerage transactions on Nasdaq, in the over-the-counter market, through negotiated transactions or in a combination of such methods, or otherwise at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The common stock is being sold pursuant to a prospectus supplement, dated May 31, 2023, and the accompanying prospectus, dated May 16, 2023, each filed with the Securities and Exchange Commission, relating to the Company’s shelf registration statement on Form S-3 (File No. 333-267147).

The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act. If the Company is unable to provide the required indemnification, the Company has agreed to contribute to payments the Underwriters may be required to make in respect of those liabilities. In addition, the Underwriting Agreement contains customary representations, warranties and covenants of the Company.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed herewith as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The legal opinion of Davis Polk & Wardwell LLP relating to the common stock sold pursuant to the Underwriting Agreement is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
1.1	Underwriting Agreement, dated May 31, 2023, between Lucid Group, Inc., BofA Securities, Inc.
5.1	Opinion of Davis Polk & Wardwell LLP.
10.1	Subscription Agreement, dated May 31, 2023, between Lucid Group, Inc. and Ayar Third Investment Company.
10.2	Amendment No. 2 to the Investor Rights Agreement, dated May 31, 2023, between Lucid Group, Inc., Ayar Third Investment Company and the other parties thereto.
23.1	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1).
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2023	Lucid Group, Inc.
	By:	/s/ Sherry House
Sherry House
Chief Financial Officer